UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 9, 2005

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD
Item 7.01 Regulation FD Disclosure

Pollution Control Bond Offering

        On February 9, 2005, the Lehigh County Industrial Development Authority (the "LCIDA"), on behalf of PPL Electric Utilities Corporation ("PPL Electric"), launched the offering of $115,500,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds, 2005 Series A (PPL Electric Utilities Corporation Project) (the "Bonds"). The proceeds of the Bonds will be applied toward the refunding of an existing series of tax-exempt pollution control revenue refunding bonds in the same aggregate principal amount that the LCIDA issued on PPL Electric's behalf in 1994. J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are serving as co-lead arrangers for the offering of the Bonds. Payment of principal and interest on the Bonds will be guaranteed by a municipal bond insurance policy issued by Financial Guaranty Insurance Corporation.

        The foregoing does not constitute an offer to sell or a solicitation of an offer to buy the Bonds, nor shall there be any sale of the Bonds in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Earnings

        On February 2, 2005, PPL Corporation, the parent company of PPL Electric, announced earnings for the year ended December 31, 2004. PPL Electric's net income for the year ended December 31, 2004 was approximately $74 million (unaudited).

        PPL Electric's earnings in the first quarter of 2005 will be impacted by severe ice storms that hit the PPL Electric service territory in January 2005. PPL Electric had to restore service to approximately 237,000 customers at an estimated aggregate cost of $20 million to $25 million. PPL Electric is evaluating its options for treatment of these costs.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ELECTRIC UTILITIES CORPORATION
By:	/s/ Paul Farr Paul Farr Vice President and Controller

Dated:  February 9, 2005